Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-255413, 333-255440, 333-269958) of DigitalOcean Holdings, Inc. of our report dated February 21, 2024 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Denver, Colorado
February 21, 2024